UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 3, 2010

(Date of earliest event reported)

Umpqua Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

(address of Principal Executive Offices) (Zip Code)

(503) 727-4100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 3, 2010, Umpqua Holdings Corporation (the “Company”) entered into a common stock underwriting agreement and a depositary shares underwriting agreement (together, the “Underwriting Agreements”) with J.P. Morgan Securities Inc. (the “Underwriter”), providing for the offer and sale in a firm commitment offering of 7.5 million shares of the Company’s common stock and 16.5 million depositary shares (“Depositary Shares”). Each Depositary Share represents a 1/100th interest in the Company’s Series B Common Stock Equivalent, which is a series of preferred stock. The Company sold the shares of common stock and the Depositary Shares at a price of $11.00 per share ($10.45 per share, net of underwriting discounts). Pursuant to the terms of the Underwriting Agreements, the Company granted the Underwriter 30-day options to purchase up to an additional 1.125 million shares of common stock and 2.475 million Depositary Shares to cover over-allotments, if any.

The Company made certain customary representations, warranties and covenants in the Underwriting Agreements concerning the Company and the registration statement related to the offering of the shares. The Company also has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The foregoing description of the Underwriting Agreements is qualified in its entirety by reference to such agreements, copies of which are filed as Exhibits 1.1 and 1.2 to this Form 8-K and are incorporated by reference herein.

Item 3.03	Material Modification to Rights of Securityholders

Upon issuance of the Common Stock Equivalent, the Company’s Board of Directors may not declare or pay any dividend or make any distribution in respect of common stock unless it declares and pays to the holder of the Common Stock Equivalent a dividend per share equal to the product of any dividend or distribution, as applicable, declared and paid or made in respect of each share of common stock, and the conversion rate as of the record date for such dividend or distribution.

In addition, subject to certain limitations and exceptions, so long as the Common Stock Equivalent remains outstanding, no dividend or distribution may be declared or paid on common stock or any other shares of junior stock or parity stock, and no common stock, junior stock or parity stock may be purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries, unless, in each case, full dividends on all outstanding shares of the Common Stock Equivalent have been paid or declared and set aside for payment in respect of the most recently completed dividend period. Dividends on the Common Stock Equivalent are non-cumulative.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 3, 2010, a duly authorized committee of the Company’s Board of Directors approved an amendment to the Company’s Restated Articles of Incorporation (the “Certificate of Designations”), to fix the designations, preferences, limitations and relative rights of the Common Stock Equivalent. The Company will file Articles of Amendment with the Oregon Secretary of State as soon as practicable and the Certificate of Designations will become effective upon such filing.

The Certificate of Designations provides that if the Company’s shareholders approve an amendment to the Company’s Restated Articles of Incorporation to increase the authorized shares of common stock in an amount sufficient to permit the full conversion of the Common Stock Equivalent into common stock (the “Common Stock Amendment”), then on the first business day thereafter, the Common Stock Equivalent will automatically convert into shares of the Company’s common stock at a conversion rate, subject to adjustment, of 100 shares of common stock for each share of Common Stock Equivalent, which is equivalent to one share of common stock for each Depositary Share. All shares of Common Stock Equivalent will cease to exist upon such conversion. If the Company’s shareholders do not approve the Common Stock Amendment by August 15, 2010, thereafter non-cumulative cash dividends will be payable on the Common Stock Equivalent in an amount equal to the greater of (i) the annualized dividend yield on our common stock and (ii) a per annum rate of 15%. The Common Stock Equivalent has a liquidation amount equal to $1,100 per share.

The Certificate of Designations is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 8.01	Other Events

On February 3, 2010, the Company issued a press release announcing pricing of its previously announced underwritten public offerings, that the offerings consisted of 7.5 million shares of common stock and 16.5 million Depositary Shares, each priced at $11.00 per share, and that the Company granted the Underwriter 30-day options to purchase up to an additional 1.125 million shares of common stock and 2.475 million Depositary Shares to cover over-allotments, if any. A copy of the press release relating to the announcement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

The following exhibits are filed herewith:

1.1	Common Stock Underwriting Agreement, dated February 3, 2010, with respect to the public offering of 7.5 million shares of the Company’s common stock

1.2	Depositary Shares Underwriting Agreement, dated February 3, 2010, with respect to the public offering of 16.5 million Depositary Shares

3.1	Certificate of Designations for the Series B Common Stock Equivalent

4.1	Form of Deposit Agreement among the Company, Mellon Investor Services LLC and the holders from time to time of the Depositary Shares

4.2	Form of Certificate for the Series B Common Stock Equivalent

4.3	Form of Depositary Receipt for the Depositary Shares

5.1	Opinion of Roberts Kaplan LLP, regarding the legality of shares of the Company’s common stock

5.2	Opinion of Roberts Kaplan LLP, regarding the legality of the Common Stock Equivalent, the Depositary Shares and the underlying shares of the Company’s common stock

99.1	Press Release dated February 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)

Dated: February 4, 2010	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts Assistant Secretary